                                                                Exhibit 19









                                      1st
                                   FRANKLIN
                                   FINANCIAL
                                  CORPORATION



                                   QUARTERLY
                              REPORT TO INVESTORS
                                    FOR THE
                               SIX MONTHS ENDED
                                JUNE 30, 1997

                              MANAGEMENT'S LETTER

Financial Condition:
-------------------
   Total assets of the Company were $195.9 million as of June 30, 1997, representing a $4.0 million (2%) increase as compared to December 31, 1996. Growth in the Company's investment portfolio was the primary reason for the increase. Sales of the Company's senior and subordinated debt securities continued to grow at a faster pace than could be used by the Company's loan operations thereby creating a cash surplus. Management invested these surplus funds into government bonds in an attempt to maximize yields resulting in investment securities increasing $11.2 million (47%) during the first half of 1997. Cash and cash equivalents decreased $6.4 million (23%) as an offset to the increase in investment securities.

   Effective January 1, 1997, the Company booked a one time non-recurring charge of $3.6 million in the Company's provision for income taxes to expense an accumulated prepaid tax asset. This was the primary factor in the $1.6 million (15%) decrease in other assets during the six months ended June 30, 1997. The $3.6 million expense of prepaid income taxes (previously included in "Other Assets") was a non-cash transaction made in conjunction with the Company's election to become an "S corporation" for income tax reporting purposes. See "Investors Newsletter for the Three Months Ended March 31, 1997" for further discussion regarding the Company's election of "S corporation" status.

   Overall liabilities increased $5.3 million (4%) as a direct result of the increases in sales of the Company's senior and subordinated debt securities sold to the public.

Results of Operations:
---------------------
   During the current year total revenues increased $1.7 million (6%) as compared to the same period in 1996 primarily due to increases in interest income. Average net receivables were $145.9 million during the six months ended June 30, 1997 as compared to $137.7 million during the same six-month period ended June 30, 1996. Interest income rose $.6 million (6%) and $1.2 million (6%) during the quarter and six-month period just ended as compared to the same periods a year ago, respectively, as a result of the higher level of average net outstanding receivables. Also contributing to the increase in interest income was earnings generated from higher levels of investment securities outstanding.

   Earnings before income taxes increased $.2 million (13%) during the quarter ended June 30, 1997 as compared to the same quarter a year ago. The Company experienced only modest increases in loan losses and other operating expenses during the second quarter as compared to the same quarter a year ago. These modest increases were more than offset by the increase in interest income thereby resulting in the increase in earnings before income taxes for the quarter. Unfortunately, these same expenses were much higher during the first quarter of this year causing earnings before income taxes to decline
$.9 million (21%) during the six month year-to-date period ended June 30, 1997 as compared to the same period a year ago.

   Higher personnel expenses and occupancy expenses due to expansion of branch office operations has had a major impact on other operating expenses during the current year as compared to the same period in 1996. Twenty-two new branch office locations have been opened in the ten preceding months and the additional overhead cost associated with these openings have been a major factor in the $1.8 million (12%) increase in other operating expenses during the six month comparable periods.

   Legal expenses incurred with the Alabama lawsuits also added to the current year-to-date increase in other operating expenses. The Company reached settlement agreements on four proceedings during the first quarter of this year. Although the Company and its employees deny that they are guilty of any wrongdoing or any breach of any legal obligation or duty to the claimants, Management, in recognition of the expense and uncertainty of litigation, felt it was in the best interest of the Company to dispose of those cases.

   The aforementioned election to be an "S Corporation" for income tax purposes and the related non-recurring transaction to expend the Company's accumulated prepaid tax asset during the quarter and six months just ended skews the effective tax rate for the respective periods. Also the fact that as an "S Corporation", income taxes for the Parent Company are paid by the shareholders, a comparison of effective tax rates between the comparable periods would be distorted. The Company's insurance subsidiaries will continue to be taxpayers, therefore a provision for taxes will be included in the financial statements.


Liquidity:
---------

   Liquidity requirements of the Company are financed through the collection of receivables and through the issuance of public debt securities. During the current year, the Company's working capital base was further enhanced with net cash flows from financing activities, excluding bank borrowings, increasing $9.9 million and collections on loans increasing $5.1 million as compared to the same six month period a year ago. In addition to the securities program, the Company has two external sources of funds through the use of two Credit Agreements. One agreement provides for available borrowing of $21 million. Available borrowings were $21 million at June 30, 1997 and December 31, 1996, relating to this agreement. Another agreement provides for an additional $2 million for general operating purposes. Available borrowings under this agreement were $2 million at June 30, 1997 and December 31, 1996.

   Liquidity was not adversely affected by delinquent accounts even as the percentage of outstanding receivables 60 days or more past due decreased to 5.9% of receivables at June 30, 1997 from 6.4% of receivables at December 31, 1996.

Legal Proceedings:
-----------------
   Other various legal proceedings are pending against the Company in Alabama and Georgia alleging different violations of consumer lending laws and violations in connection with the sale of credit insurance and loan refinancing. The financial condition and operating results of the Company could be materially affected in the event of an unfavorable outcome.
However, Management believes that the Company's operations are in compliance with applicable regulations and that the actions are without merit. The Company is diligently contesting the remaining complaints.

                       1st FRANKLIN FINANCIAL CORPORATION

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION


                                                  June 30,      December 31,
                                                    1997            1996
                                                ------------    ------------
                                                 (Unaudited)      (Audited)

                                 ASSETS

CASH AND CASH EQUIVALENTS. . . . . . . . . . .  $ 21,023,052    $ 27,432,705
                                                ------------    ------------

LOANS, net . . . . . . . . . . . . . . . . . .   130,505,428     129,684,119
                                                ------------    ------------
INVESTMENT SECURITIES:
   Available for Sale, at fair market value. .    32,769,033      20,783,883
   Held to Maturity, at amortized cost . . . .     2,199,526       2,946,099
                                                ------------    ------------
                                                  34,968,559      23,729,982
                                                ------------    ------------

OTHER ASSETS . . . . . . . . . . . . . . . . .     9,424,287      11,057,544
                                                ------------    ------------

          TOTAL ASSETS . . . . . . . . . . . .  $195,921,326    $191,904,350
                                                ============    ============



                   LIABILITIES  AND STOCKHOLDERS' EQUITY


SENIOR DEBT. . . . . . . . . . . . . . . . . .  $ 99,143,150    $ 94,739,841
OTHER LIABILITIES. . . . . . . . . . . . . . .     8,718,609       8,807,990
SUBORDINATED DEBT. . . . . . . . . . . . . . .    35,960,567      34,942,463
                                                ------------    ------------
     Total Liabilities . . . . . . . . . . . .   143,822,326     138,490,294
                                                ------------    ------------

STOCKHOLDERS' EQUITY:
   Common Stock. . . . . . . . . . . . . . . .       170,000         170,000
   Net Unrealized Gain on Investment
     Securities Available for Sale . . . . . .        42,118          43,288
   Retained Earnings . . . . . . . . . . . . .    51,886,882      53,200,768
                                                ------------    ------------
     Total Stockholders' Equity. . . . . . . .    52,099,000      53,414,056
                                                ------------    ------------
          TOTAL LIABILITIES AND
              STOCKHOLDERS' EQUITY . . . . . .  $195,921,326    $191,904,350
                                                ============    ============


        The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                       1st FRANKLIN FINANCIAL CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME

                                  Quarter Ended          Six Months Ended
                                     June 30                 June 30
                            ------------------------  -----------------------
                                   (Unaudited)             (Unaudited)
                                1997         1996         1997        1996
                                ----         ----         ----        ----
INTEREST INCOME. . . . . .  $10,527,491  $ 9,951,526  $21,165,635 $19,951,348

INTEREST EXPENSE . . . . .    2,187,304    2,016,241    4,325,532   4,063,782
                            -----------  -----------  ----------- -----------
NET INTEREST INCOME. . . .    8,340,187    7,935,285   16,840,103  15,887,566

  Provision for
      Loan Losses. . . . .    1,324,121    1,226,282    2,580,727   2,174,656
                            -----------  -----------  ----------- -----------
NET INTEREST INCOME
  AFTER PROVISION
     FOR LOAN LOSSES . . .    7,016,066    6,709,003   14,259,376  13,712,910
                            -----------  -----------  ----------- -----------
NET INSURANCE INCOME . . .    3,340,387    3,209,815    6,824,920   6,508,646
                            -----------  -----------  ----------- -----------
OTHER REVENUE. . . . . . .      119,272       92,416      248,161     204,914
                            -----------  -----------  ----------- -----------
OTHER OPERATING EXPENSES:
  Personnel Expense. . . .    5,161,015    5,025,388   10,326,109   9,717,891
  Occupancy. . . . . . . .    1,197,019    1,067,787    2,434,460   2,116,853
  Other. . . . . . . . . .    1,982,751    2,023,349    5,129,875   4,208,837
                            -----------  -----------  ----------- -----------
     Total . . . . . . . .    8,340,785    8,116,524   17,890,444  16,043,581
                            -----------  -----------  ----------- -----------
INCOME BEFORE
  INCOME TAXES . . . . . .    2,134,940    1,894,710    3,442,013   4,382,889

  Provision for Income Taxes:
    Current Provision. . .      317,610      444,908      684,566   1,099,344
    Deferred Tax
     Provision (See Note 5)      (7,862)      35,976    3,596,698      85,575
                            -----------  -----------  ----------- -----------
                                309,748      480,884    4,281,264   1,184,919
                            -----------  -----------  ----------- -----------

NET INCOME . . . . . . . .    1,825,192    1,413,826     (839,251)  3,197,970

RETAINED EARNINGS, begin .   50,536,325   49,109,902   53,200,768  47,325,758

  Dividends / Distributions
     on Common Stock . . .      474,635       90,686      474,635      90,686
                            -----------  -----------  ----------- -----------
RETAINED EARNINGS, ending.  $51,886,882  $50,433,042  $51,886,882 $50,433,042
                            ===========  ===========  =========== ===========
EARNINGS PER SHARE:
  Voting Common Stock;
   1700 Shares outstanding
   all periods). . . . . .      $ 10.74       $ 8.32     $ (4.94)     $ 18.81
                                =======       ======     =======      =======
  Non-Voting Common Stock;
   168,300 Shares Outstanding
   June 30, 1997 . . . . .      $ 10.74       $ 8.32     $ (4.94)     $ 18.81
                                =======       ======     =======      =======
        The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                      1st FRANKLIN FINANCIAL CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               Increase (Decrease) in Cash and Cash Equivalents

                                                        Six Months Ended
                                                            June 30
                                                   -------------------------
                                                          (Unaudited)
                                                       1997          1996
                                                   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income . . . . . . . . . . . . . . . . . . . $  (839,251)  $ 3,197,970
  Adjustments to reconcile net income to net cash
   provided by operating activities:
     Provision for Loan Losses . . . . . . . . . .   2,580,727     2,174,656
     Depreciation and Amortization . . . . . . . .     577,068       543,831
     Deferred Income Taxes . . . . . . . . . . . .   3,596,698        85,575
     Other, net. . . . . . . . . . . . . . . . . .       3,208       (28,960)
     (Increase) in Miscellaneous assets. . . . . .    (697,546)     (196,312)
     (Decrease) in Accounts Payable and
        Accrued Expenses . . . . . . . . . . . . .  (1,505,057)   (1,298,825)
                                                   -----------   -----------
            Net Cash Provided
              by Operating Activities. . . . . . .   3,715,847     4,477,935
                                                   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Loans Originated or purchased. . . . . . . . . . (56,381,621)  (52,690,333)
  Loan Payments. . . . . . . . . . . . . . . . . .  52,979,585    47,885,751
  Purchases of marketable debt securities. . . . . (13,997,448)   (3,045,570)
  Principal payments on securities . . . . . . . .     149,863        72,386
  Sales of marketable securities . . . . . . . . .     325,000       768,750
  Redemptions of securities. . . . . . . . . . . .   2,270,000     2,750,000
  Other, net . . . . . . . . . . . . . . . . . . .    (417,657)     (469,767)
                                                   -----------   -----------
            Net Cash Provided by
              Operating Activities . . . . . . . . (15,072,278)   (4,728,783)
                                                   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (Decrease) in Senior Debt . . . . . . .   4,403,309    (6,844,273)
  Subordinated Debt Issued . . . . . . . . . . . .   3,810,403     4,312,036
  Subordinated Debt redeemed . . . . . . . . . . .  (2,792,299)   (1,932,627)
  Dividends / Distributions Paid . . . . . . . . .    (474,635)      (90,686)
                                                   -----------   -----------
            Net Cash Provided by
              Financing Activities . . . . . . . .   4,946,778    (4,555,550)
                                                   -----------   -----------
NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS . . . . . . . . . . . . . .  (6,409,653)   (4,806,398)

CASH AND CASH EQUIVALENTS, beginning . . . . . . .  27,432,705    30,513,593
                                                   -----------   -----------
CASH AND CASH EQUIVALENTS, ending. . . . . . . . . $21,023,052   $25,707,195
                                                   ===========   ===========

Cash Paid during the period for:  Interest . . . . $ 4,235,876   $ 4,040,969
                                  Income Taxes . .     937,639       992,000


      The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                                       -NOTES-

1. The accompanying interim financial information of 1st Franklin Financial Corporation and subsidiaries (the Company) should be read in conjunction with the annual financial statements and notes thereto as of December 31, 1996 and for the years then ended included in the Company's December 31, 1996 Annual Report.

2. In the opinion of Management of the Company, the accompanying consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the Company's financial position as of June 30, 1997 and December 31, 1996 and the results of its operations and its cash flows for the six months ended June 30, 1997 and 1996. While certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission, the Company believes that the disclosures herein are adequate to make the information presented not misleading.

3. The results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the full fiscal year.

4. The computation of Earnings per Share is self-evident from the Consolidated Statement of Income and Retained Earnings.

5. Deferred tax provision for June 30, 1997 includes a $3.6 million one time non-recurring charge to expense accumulated prepaid tax January 1, 1997 as a result of the Company electing "S corporation" status for income tax reporting purposes.

                               BRANCH OPERATIONS

              Isabel Vickery Youngblood . . . . Senior Vice President
              A. Jarrell Coffee . . . . . . . . Vice President
              Jack R. Coker . . . . . . . . . . Vice President

              Robert J. Canfield  . . . . . . . Area Vice President
              J. Michael Culpepper  . . . . . . Area Vice President
              Ronald F. Morrow  . . . . . . . . Area Vice President

                                 SUPERVISORS
Regina Bond                   Judy Landon                 Judy Paul
Susie Cantrell                Tommon Lennon               Ed Pulsifer
Donald Carter                 Jeff Lee                    Henrietta Reathford
Jimmy Davis                   Mike Lyles                  Timothy Schmotz
Tony Ellison                  Johnny McEntyre             Bob Seawright
Donald Floyd                  Dianne Moore                Barbara Sims
Jack Hobgood                  Melvin Osley                Gaines Snow
Bruce Hooper                  Dale Palmer                 Marc Thomas
Janice Hyde                   Darryl Parker

                                 OFFICES
Alabama Offices:  Georgia Offices:  Georgia Offices:  Georgia Offices:
---------------   ---------------   ---------------   ---------------
Alexander City    Blue Ridge        Hawkinsville      Waycross
Andalusia         Bremen            Hazlehurst        Winder
Arab              Brunswick         Hinesville
Athens            Buford            Hogansville       Louisiana Offices:
Bessemer          Butler            Jackson           -----------------
Birmingham        Cairo             Jasper            Jena
Clanton           Calhoun           Jefferson         Marksville
Cullman           Canton            Jesup             Pineville
Decatur           Carrollton        LaGrange
Dothan            Cartersville      Lavonia           Mississippi Offices:
Enterprise        Cedartown         Lawrenceville     -------------------
Fayette           Chatsworth        Madison           Carthage
Florence          Clarkesville      Manchester        Columbia
Gadsden           Claxton           McDonough         Grenada
Geneva            Clayton           McRae             Gulfport
Hamilton          Cleveland         Milledgeville     Hattiesburg
Huntsville        Cochran           Monroe            Jackson
Jasper            Commerce          Montezuma         Pearl
Madison           Conyers           Monticello        Picayune
Moulton           Cordele           Moultrie
Muscle Shoals     Cornelia          Nashville         South Carolina Offices:
Opp               Covington         Newnan            ----------------------
Ozark             Cumming           Perry             Aiken
Prattville        Dallas            Richmond Hill     Anderson
Russellville      Dalton            Rome              Cayce
Scottsboro        Dawson            Royston           Clemson
Selma             Douglas           Sandersville      Columbia
Sylacauga         Douglasville      Savannah          Conway
Troy              Eastman           Statesboro        Easley
Tuscaloosa        Elberton          Swainsboro        Florence
                  Ellijay           Sylvania          Gaffney
Georgia Offices:  Forsyth           Sylvester         Greenville
---------------   Fort Valley       Thomaston         Greenwood
Adel              Gainesville       Thomson           Greer
Albany            Garden City       Tifton            Lancaster
Alma              Georgetown        Toccoa            Laurens
Americus          Greensboro        Valdosta          Orangeburg
Athens            Griffin           Vidalia           Rock Hill
Bainbridge        Hartwell          Warner Robins     Seneca
Barnesville                         Washington        Spartanburg
Baxley                                                Union
Blakely                                               York

                              DIRECTORS
                              ---------

                          Ben F. Cheek, III
                Chairman and Chief Executive Officer
                 1st Franklin Financial Corporation

                           Lorene M. Cheek
                              Homemaker

                           Jack D. Stovall
             President, Stovall Building Supplies, Inc.

                       Dr. Robert E. Thompson
                      Physician, Toccoa Clinic


                         EXECUTIVE OFFICERS
                         ------------------

                          Ben F. Cheek, III
                Chairman and Chief Executive Officer

                           T. Bruce Childs
                President and Chief Operating Officer

                          A. Roger Guimond
             Vice President and Chief Financial Officer

                             Lynn E. Cox
                              Secretary

                           Linda L. Sessa
                              Treasurer


                          INVESTMENT CENTER
                          -----------------

                             Lynn E. Cox
                          Account Executive

                          Sandra N. Oliver
                            New Accounts


                               COUNSEL
                               -------
                     Jones, Day, Reavis & Pogue
                      3500 One Peachtree Center
                     303 Peachtree Street, N.E.
                    Atlanta, Georgia  30308-3242


                              AUDITORS
                              --------
                         Arthur Andersen LLP
                     133 Peachtree Street, N.E.
                       Atlanta, Georgia  30303